UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 18, 2004 (October 12, 2004)

OMEGA HEALTHCARE INVESTORS, INC.
(Exact name of registrant as specified in charter)

Maryland	1-11316	38-3041398
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9690 Deereco Road
Suite 100
Timonium, Maryland 21093
(Address of principal executive offices / Zip Code)

(410) 427-1700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act.

Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act.

Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act.

Item 1.01.    Entry Into a Material Definitive Agreement

Effective October 12, 2004, Omega Healthcare Investors, Inc. (the "Company" or "Omega") entered into a binding Put Agreement ("Put") whereby the Company agreed to buy the stock and/or assets of thirteen skilled nursing facilities in the State of Ohio (the "Properties") for a purchase price of $78.8 million (the "Purchase Price"). The holder of the Put, American Health Care Centers, Inc. ("American") and its affiliated companies paid $1,000 and agreed to eliminate the right to repay the current Omega mortgage in the event the option is not exercised. American has 90 days from the effective date of the Put in which to exercise its option to sell the Properties to the Company, and if the option is exercised, then the transaction will close within ten days of exercise. A portion of the Purchase Price equal to $6.9 million was paid by the Company to American in 1997 to obtain a separate option to acquire the properties and will now be applied to the Purchase Price.

The Properties are currently subject to a master lease with Essex Healthcare Corporation. The lease and related agreements have six and one half years remaining and in 2005 annual payments are approximately $8.9 million with annual escalators.

Item 9.01    Financial Statements and Exhibits

(c)    Exhibits.

Exhibit

Number    Description

10.1	Put Agreement, effective as of October 12, 2004, by and between American Health Care Centers, Inc. and Omega Healthcare Investors, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OMEGA HEALTHCARE INVESTORS, INC.
(Registrant)

Dated: October 18, 2004       By: /S/C.TAYLOR PICKETT
                    C. Taylor Pickett
                    President and Chief Executive Officer

EXHIBIT INDEX

Exhibit

Number    Description

10.1	Put Agreement, effective as of October 12, 2004, by and between American Health Care Centers, Inc. and Omega Healthcare Investors, Inc.